Job Offer Letter


                                                              April 27, 1998


Stephen A. Carns

Dear Steve:

         I am pleased to offer you the position of President and Chief Executive Officer of Intelligroup, Inc.

         This offer replaces any prior consulting arrangement and your current General Manager Employment Agreement, except with respect to the stock options for 100,000 shares referenced in the Job Offer Letter of April 9, 1998 which shall remain in force, supersedes all earlier job offers made to you, and is solely governed by the provisions of the enclosed Employment Agreement. Nothing in any past, present or future Company employee policy guidelines or handbooks that may be distributed either to you or to the Company's employees in general shall be construed to be part of this Employment Agreement.

         We look forward to your leadership. With best wishes and welcome to Intelligroup, Inc.

                                                  Sincerely,


                                                  ------------------------------
                                                  Ashok Pandey
                                                  President - Corporate Services

                              EMPLOYMENT AGREEMENT

                                    Between:

                               INTELLIGROUP, INC.

                                       and

                                Stephen A. Carns






PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN PERFORMING YOUR DUTIES. THE COMPANY BELIEVES THAT THIS AGREEMENT STRIKES A FAIR BALANCE BETWEEN ITS INTERESTS AND YOUR NEEDS AND EXPECTATIONS.

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is dated April 27, 1998 between Intelligroup, Inc., a New Jersey Corporation with offices at 517 Highway 1 South, Fifth Floor, Iselin, New Jersey 08830 (the "Company"); and Stephen A. Carns (the "Employee").


                                   STATEMENTS

         A. The Company is engaged in the business of the development and/or implementation of computer software and other technology products for its customers.

         B. The Employee has substantial experience which would be useful to the Company in running its business and has served as a management consultant to the Company for the past several months.

         C. It is in the  Company's  best interest to secure the services of the
Employee  and  the  Employee's   knowledge,   managerial   skills,   and  unique
capabilities with respect to the business of the Company.

         D. The Company and the Employee wish to set forth in writing the terms and conditions of the employment of the Employee.

         NOW, THEREFORE, the parties agree as follows:


                              ARTICLES OF AGREEMENT

                              ARTICLE 1. EMPLOYMENT

         1.1 The Company agrees to employ the Employee as President and Chief Executive Officer and the Employee accepts such employment by the Company on the terms and conditions set forth in this Agreement. The Employee agrees to serve the Company faithfully in this capacity, the duties and responsibilities of which may change from time to time.

         1.2 The Employee agrees to devote the Employee's entire energy and full and undivided time and attention during the expected working hours of the Employee exclusively to the business of the Company unless the Board of Directors otherwise consents in its sole discretion. The Employee has disclosed that he has a pending lawsuit against his past employer but states that he will not permit the prosecution of such suit to significantly interfere with or compromise his obligations to devote such energy and time to the business of the Company. During the term of this Agreement, the Employee under no circumstances may work for a competitor of the

Company or its affiliates or have any financial interest in any competitor of the Company or its affiliates; provided, however, that investment in a competitor whose stock or securities are traded on a national exchange is not prohibited if the employee's collectively owning beneficially such interest at any one time does not exceed one percent (1%) or more of the equity of any company engaging in activities that are in competition with the Company or its affiliates.

         1.3 The Employee agrees and represents to the Company that the Employee is not subject to any existing contract which would affect or impede the Employee's ability to perform in accordance with the terms of this Agreement, including, by way of example, any restrictive covenants of present or past employers that would prohibit the Employee's acceptance of the terms of this Agreement. The Employee agrees not to disclose to the Company any confidential information or trade secrets of others for which he may be under an obligation to a third party not to disclose. The Employee also agrees not to breach any on-going fiduciary duty still owed to a current or previous employer nor to appropriate any trade secrets obtained while in the employ of such employer.

         1.4 The Employee hereby acknowledges that he/she is in a position of trust in performing services for the Company and its clients, including but not limited to obtaining access to confidential and trade secret information. The Employee represents and warrants that he/she has no criminal felony convictions involving drugs, theft or violent behavior within the past five (5) years.
Furthermore, the Employee expressly authorizes the Company or its agents to conduct criminal background check to verify his/her above-stated representations.


                          ARTICLE 2. BASE COMPENSATION

         The Employee's Base Compensation is $318,000.00 per year. Unless otherwise agreed, the Employee's Base Compensation is payable twice a month as per the normal policies of the Company. In addition the Options Committee of Board of Directors has approved the granting of stock options as shown in the attached Addendum A, which is incorporated and made a part of this Agreement. In addition the Employee will be eligible to participate in the Company's Executive Incentive Plan, the details of which are still being developed and require Board approval.


                           ARTICLE 3. FRINGE BENEFITS

         The Employee has the right to participate in such fringe benefit plan of any nature (including medical, dental and term life insurance, pension plans, profit-sharing plans or other as specified in the Job Offer Letter) as the Board of Directors shall determine from time to time is available; but such participation is conditioned on the Employee's not retaining any fringe benefits that carry forward from or arise out of in any connection his previous employment. To the degree that the Employee is receiving such benefits, the Company's obligations to furnish such benefits shall be reduced accordingly. The Company reserves the right to amend or reduce its benefit plans or programs in its discretion.

                              ARTICLE 4. VACATIONS

         The Employee is entitled to fifteen business days paid vacation per each twelve months of employment, in accordance with Company policies.

                      ARTICLE 5. REIMBURSEMENT OF EXPENSES

         The Company recognizes the Employee may make certain expenditures for travel, entertainment and other business related expenses necessary to carry out the Employee's duties under this Agreement. If consistent with the budget plan and the Company's approved practices relating to the budget, the Company agrees to reimburse the Employee promptly for all such expenses upon presentation of proper evidence of payment. Commutation expenses to and from the Company headquarters will not deemed to be a reimbursable business expense.

                                 ARTICLE 6. TERM

         The term of this Agreement is three years from the date of this Agreement, commencing at the date first set forth above, but the Company may dismiss the Employee at any time for any reason or for no reason, subject to the compensatory provisions set forth in the other paragraphs of this Article. The Employee may terminate this Agreement upon one month's notice.

         Nothing in this Agreement shall be construed to prevent or constrain the discretion of the Company's Board of Directors from removing the Employee as an officer of the Company for any reason or no reason.

         Should the Company terminate this Agreement without cause in addition to reimbursement for any expenses already incurred and owing in accordance with
Article 5, the Company shall pay or make the following compensation to the Employee as the Employee's sole remedy for such termination:

         An amount equal to the monthly base salary over a period of 12 months or the balance of the remaining term, which ever is less, paid in the same manner as before the termination but reduced by any salary, equivalent compensation, or payment received by the Employee arising out of any subsequent employment, agency, partnership, proprietorship or independent contractor relationship in which the Employee engages in a capacity similar to that performed for the Company during the time such payments are due; provided, however, in the event there is a change in control of the Company by merger or consolidation with or into another corporation or by sale of substantially all of the Company's assets, then the period of payment of this amount shall be for the balance of the term of the Agreement.

         Continuing coverage for the Employee and his dependents under all of the Company benefit plans in effect at the date of termination to which the Employee or any of his dependents were a participant, in the same manner or proportion as prior to the termination, for a period of

12 months or the balance of the remaining term, which ever is less, or to any greater extent required by law.

         A prorated portion for the period up to the termination date of any Executive Incentive that is paid to Executives but unpaid to the Employee.

         The pro rata acceleration and vesting of the next portion of any remaining options granted in Addendum A as of the date of termination, so that , by way of illustration, if the vesting schedule were 25%, 30%, and 45%, and the Employee date of termination was three months following the vesting of the first 25%, then 7.5% of the granted stock option (3/12ths of 30%) would be deemed to vest as of the date of termination.

         Cause for termination shall include but is not limited to the following conduct of the Employee:

         Material breach of any provision of this Employment Agreement, provided the Employee is given notice and opportunity to cure such breach.

         Misconduct as an employee of the Company, including but not limited to misappropriation of funds or any property of the Company, any attempt to obtain any personal profit from any transaction in which the Employee has an interest that is adverse to the Company or any breach of the duty of loyalty and fidelity to the Company, or any act or omission that substantially impairs the Company's ability to conduct its ordinary business in its usual manner.

         Unreasonable neglect or any refusal to perform the duties assigned to the Employee under or pursuant to this Employment Agreement.

         Conviction of a felony or any serious crime.

         Any other act or omission within the direct control or the Employee that causes the Company to be in violation of governmental regulations which subject the Company either to serious sanctions by governmental authority or to significant civil liability to its employees or third parties.

         To the extent permissible under applicable law, the inability of the Employee to perform his functions, other than due to a short-term disability due to physical health problems lasting less than 90 calendar days.

         Resignation of the Employee unless with the consent of the Company in a writing that references the continued applicability of the payment provisions of Paragraph 6.3.1 of this Agreement.

         The death of the Employee.

         The Employee agrees to meet the performance objectives as set forth in the Company's Annual Budget for 1998, 1999, and 2000 as presented to and approved by the Board of Directors. Any change to such objectives after approval of an Annual Budget and prior to its annual update shall be set forth in writing.

         Should the Employee fail to achieve the performance objectives (except for insignificant variations), the Company may terminate this Agreement in which case the Company shall pay to the Employee as the Employee's sole remedy for such termination the compensation set forth in Paragraphs 6.3.1 and 6.3.2, but specifically excluding the remedies of Paragraphs 6.3.3 and 6.3.4.

         Should the Employee notify the Company that he cannot agree with such change to the objectives, then he may provide notice of termination of this Agreement and in which case the Company shall pay to the Employee as the Employee's sole remedy for such termination the compensation set forth in Paragraphs 6.3.1, 6.3.2, and 6.3.3 but specifically excluding the provisions of Paragraph 6.3.4.


                           ARTICLE 7. CONFIDENTIALITY

         7.1 The Company has acquired and developed, and will continue to acquire and develop, without limitation, i) technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, systems and procedures, computer programs, methods, ideas, "know how" and the like); ii) business information (sales and marketing research, materials, plans, accounting and financial information, credit information on customers, lists containing the names, addresses and business habits of customers or companies with which the Company has cooperative business relationships or alliances, sales reports, price lists, personnel records including names and addresses of Intelligroup employees, potential hires, contractors, and subcontractors and the like) whether or not such technical or business information is designated as confidential; and iii) other information designated as confidential expressly or by the circumstances in which it is provided. All of the foregoing is referred to as the "Proprietary Information". This excludes common and generic information as set forth by federal and state law or generally known in the industry through no fault of the Employee.

         7.2 The Proprietary Information is confidential, important, and unique to the Company's business. The Company and the Employee acknowledge the Proprietary Information represents trade secrets of the Company.

         7.3 For the Company to protect the Proprietary Information properly, the Employee recognizes it is essential that confidentiality be maintained by the Employee and that certain restrictions be imposed upon the Employee during the course of employment and continuing thereafter.

         7.4 The Employee agrees to keep all Proprietary Information confidential. The Employee agrees to refrain from communicating or divulging any of the Proprietary Information to any person, firm or corporation or to use the proprietary information for any purpose other than a Company purpose during the term of employment and thereafter at all times following the termination of this Agreement for any reason whatsoever.

         7.5 The Company has acquired, and during the Term the Employee will acquire much similar information about the business of the Company's customers or other parties (such as a licensor or contractor) with whom the Company does business under circumstances requiring confidentiality. The Employee agrees to treat the information acquired about the Company's customers and licensors at least in the same manner and under the same restrictions of this Article 7 or in a manner contractually required by any such customer or third party to provide greater security to such customer or third party.

         7.6 Notwithstanding the foregoing restrictions, the Employee may disclose any information to the extent required by an order of any U.S. federal or state court or other federal or state governmental authority, but only after the Company or its clients or contractors, as the case may be, have been so notified and have had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

         7.7 Upon the request of the Company or upon the termination of this Agreement, the Employee will cause to remain with the Company all memoranda, notes, records, drawings, manuals, disks, or other documents and media pertaining to the Company's business, including all copies of such.

         7.8 To the degree that the obligations of the Confidentiality Agreement as of November 11, 1997 between Intelligroup and Stephen A. Carns are in addition to those set forth in this Article 7, they shall be deemed to continue in effect and are hereby incorporated into this Agreement

         The provisions of this Article 7 shall survive the Termination of this Agreement.


                        ARTICLE 8. RESTRICTIVE COVENANT;
                        NONINTERFERENCE WITH CUSTOMER AND
                           COMPANY PERSONNEL RELATIONS

         8.1 The Employee, recognizing the high level of trust and authority and the unique access to Company Proprietary Information to which he is being afforded by the Company, in exchange covenants and agrees that he will not during the term of employment and for a period of one year thereafter, on behalf of himself or on behalf of any other person or business entity or enterprise directly or indirectly as an employee, proprietor, stockholder, partner, consultant or otherwise, engage in any business or activity competitive with the business activities or the Company or its affiliates as they now are or hereafter undertaken by the Company.

         8.2 The Employee further covenants and agrees that during the term of employment and for a period of one year following the termination of employment for any reason or no reason, the Employee shall not directly or indirectly do any of the following without the consent of a Company executive, ratified by the Board of Directors:

         8.2.1 Solicit or accept any business similar to that provided by the Company from a person, firm or corporation that is a customer of the Company during the time the Employee is employed by the Company; and

         8.2.2 Solicit or accept any business similar to that provided by the Company from any person, firm or corporation that is a prospective customer of the Company (based on Company prospect reports) during the term of employment.

         8.2.3 Solicit, persuade, induce, entice or attempt to entice, directly or indirectly or in aid of a third party, any employee or individual contractor of the Company to terminate his or her employment or contractual relationship with the Company.

         8.2.4 Solicit, persuade, induce, entice or attempt to entice, directly or indirectly or in aid of a third party, any customer of the Company to terminate its business relationship with the Company. For the purpose of this paragraph, such customer shall include as well firms, companies or other business entities that have been customers of the Company within the 12 months preceding Employee's termination but may not be actual customers at the time of termination.

         8.3 The restrictions of this Article 8 shall survive the termination of this Agreement.


                         ARTICLE 9. REMEDIES OF COMPANY

         9.1  The  Employee   acknowledges  the  restrictions  imposed  by  this
Agreement are reasonable and are necessary to protect the legitimate business interests of the Company.

         9.2 If the Employee breaches or threatens to breach any confidentiality or restrictive covenants of the restrictions imposed by this Agreement, the Employee agrees the Company would suffer irreparable harm for which money would be an inadequate remedy. Accordingly, the Employee agrees that the Company has the right to obtain injunctive or other equitable relief in addition to any other available remedies and the Company shall have the additional right to recover from the Employee court costs and reasonable attorneys fees incurred by the Company in protection of its interests hereunder, should the Company prevail.


                           ARTICLE 10. BINDING EFFECT

         The rights and obligations of this Agreement are binding upon, inure to the benefit of and are enforceable by the heirs, personal representatives, successors and assigns of the parties. This Agreement is not assignable by the Employee nor may the obligations of the Employee be delegated to any person or other entity without the prior written consent of the Company. The above notwithstanding, the Company may assign this Agreement without the consent of the Employee to a subsidiary of the Company or to an entity which is acquired by the Company, to an entity that acquires the Company, to an entity with which the Company merges or to any other such successor, provided that the Employee's duties and functions (but not tittle) remain substantially similar or commensurate under the assignee; otherwise the Employee may resign at the time of such assignment as though he were discharged without cause.

                   ARTICLE 11. INVENTIONS, TRADEMARKS, PATENTS
                             AND OTHER WORK PRODUCTS

         11.1 Unless otherwise authorized in writing by the Company and to the extent the Employee generates works of authorship, copyrights, inventions, trademarks, trade dress or other such work products dealing with the nature of the Company's business (collectively the "Works") during the terms of employment by the Company, or uses the premises, facilities or time of the Company to create or fix the Works, the Employee shall and hereby does convey, assign and transfer ownership to the Company of all right, title and interest in and to all the Works throughout the world, including but not limited to any and all copyright, patent, trademark and trade dress rights. Whenever permitted by law, the Company shall have the exclusive right to obtain copyright, patent and/or trademark registration or other protection in the Works in its own name as inventor, author and owner and to secure any renewals and extensions of such rights throughout the world.

         11.2 The Employee hereby acknowledges that the Employee retains no rights whatsoever with respect to the Works, including but not limited to any rights to reproduce the Works, prepare derivative works based thereon, file copyright or trademark applications for the Works, distribute copies of the Works in any manner whatsoever, exhibit, use or display the Works publicly or otherwise, or license or assign to any third party the right to do any of the foregoing, except as otherwise authorized in writing by the Company.

         11.3 The Employee agrees to execute any documents as may be reasonably required by the Company to effect the Company's ownership rights as provided herein or to otherwise further the purpose of this Agreement.

         11.4 The Company shall be entitled to a shop right with respect to any of the Works created by the Employee that is not assignable to the Company under the terms of this Agreement. In the event of termination, expiration or invalidation of this Agreement by statutory construction, judicial interpretation or other means, Employee agrees that the Company has absolute rights of first refusal to acquire any remaining portion or extension of the copyright term in the Works.


                      ARTICLE 12. AMENDMENTS AND NON-WAIVER

         This Agreement, including this Article 12, may only be changed or amended by a written agreement authorized by the Board of Directors and signed by a Company Executive Officer and the Employee. A waiver by the Company of a breach of any provision of this Agreement by the Employee is not to be construed as a waiver of any other current or subsequent breach.

                          ARTICLE 13. ENTIRE AGREEMENT

         This Agreement, together with the initial compensation set forth in the Job Offer letter to which this Agreement is attached, contains the entire understanding of the parties with respect to the matters set forth herein. Each party acknowledges that there are no warranties, representations, promises, covenants or understandings of any kind except those that are expressly set forth in this Agreement. This Agreement supersedes any previous agreements between the parties.

                               ARTICLE 14. NOTICES

         All notices under this Agreement shall be made in writing and shall be deemed given when (1) delivered in person, (2) deposited in the U.S. mail, first class, with proper postage prepaid and properly addressed, (3) delivered by an overnight or other express delivery service carrier, or (4) sent through the interoffice delivery service of Employer, if the Employee is still employed by the Company at the time.


                             ARTICLE 15 ARBITRATION

         15.1 Issues. Except as to issues relating to breach of the Employee's obligations under Article 7 (Confidentiality), of Article 8 (Restrictive Covenant; Noninterference with Customer and Personnel Relations), and of Article 11 (Inventions, Trademarks, Patents And Other Work Products), any claim or dispute regarding the terms or conditions of employment of this Agreement shall be submitted to arbitration in accordance with this Article 15. These claims without limitation specifically include: claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of Title VII of the Civil rights Act, as amended, The Age Discrimination in Employment Act of 1967, as amended, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistleblower laws, and other claims pursuant to federal, state, or local law regarding discrimination based on race, age, sex, religion, ,marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms and conditions of Employee's employment with the Company, or the termination of such employment, including claims a alleging a violation of the New Jersey Law Against Discrimination, Family Leave Act and Conscientious Employee Protection Act, all claims pursuant to common law, or claims arising directly or indirectly out of Employee's employment by or separation from employment with the Company.

         15.2. Terms of Arbitration. All matters subject to arbitration under this Article 15 shall be submitted to arbitration in accordance with the Arbitration Rules of the American Arbitration

Association applicable to employment matters, except as otherwise provided in this Agreement. Arbitration shall be brought upon the written notice of one party to the other of a demand for arbitration, including a recitation of the claim or dispute for which arbitration is sought and a specification of the Arbitrator chosen by such party from a list of potential arbitrators prepared by the American Arbitration Association. Arbitration shall be before a panel of three Arbitrators. Within 30 days of receipt of a demand for arbitration, the party receiving the demand must select a second Arbitrator from the said list and notify the other party of the first party's selection. Within 20 days thereafter, these two Arbitrators shall select a third Arbitrator from the said list. If they fail to select a third Arbitrator, then the third Arbitrator shall be designated by the American Arbitration Association. If either party fails to designate an Arbitrator, then the claim or dispute shall be submitted to arbitration before a panel of three arbitrators, but the American Arbitration Association shall choose an arbitrator for a party that failed to make a designation as well as the third arbitrator.

         15.3.    Place.  All   matters   subject   to  arbitration  under  this
Agreement shall be arbitrated in Middlesex County, New Jersey.

         15.4. Final Award. The award in the arbitration proceeding shall be final and binding on the parties, and judgment on such award may be entered in any court having competent jurisdiction.

         15.5. Fees and Expenses. All fees and expenses connected with the arbitration proceeding, other than counsel fees incurred by either party, if any, shall be shared equally by both parties; provided, however, that the Arbitrators are authorized to award either party a sum to compensate the party for the time and expense of the arbitration if they determine that arbitration was demanded without reasonable cause. In such event, the Arbitrators may also assess the costs of the arbitration proceeding against the party that unreasonably demanded arbitration.


                   ARTICLE 16. GOVERNING LAW AND JURISDICTION

         This Agreement is governed by and is to be construed and enforced in accordance with the laws of New Jersey as though made and to be fully performed in New Jersey (without regard to the conflicts of law rules of New Jersey). All disputes arising under this Agreement not governed by the binding arbitration provision of this Agreement are to be resolved in the courts of the State of New Jersey. If any party desires to commence an action to enforce any provision of this Agreement not governed by that binding arbitration provision, such action must be instituted in the appropriate New Jersey court. The parties consent to the jurisdiction of the New Jersey courts. The parties agree that the courts of the State of New Jersey are to have exclusive jurisdiction over this Agreement. The parties agree that service of any process is effective if served in the manner that a Notice may be served pursuant to this Agreement.

                            ARTICLE 17. SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement does not in any manner affect any other provision. If any provision is determined to be invalid or unenforceable, this Agreement is to be construed as if the invalid or unenforceable provision was omitted.

         IN WITNESS WHEREOF, the parties have signed this Agreement.

                                               INTELLIGROUP, INC.


                                               By:/s/ Ashok Pandey
                                                  ------------------------------
                                                  Ashok Pandey
                                                  President - Corporate Services


                                               By:/s/ Stephen A. Carns
                                                  ------------------------------
                                                  Stephen A. Carns

                                  Attachment A


         This is an attachment to the Employment Agreement between Intelligroup, Inc. and Stephen A. Carns, dated April 27, 1998.

         In accordance with Article 2 of the Agreement, the Company will also recommend to the Board the granting of 200,000 options for shares of Common Stock of Intelligroup, Inc pursuant to the 1996 Stock Option Plan with a vesting schedule of 25% at the end of the first year of the term of this Agreement, 30% at the end of the second year of the term of this Agreement, and 45% at the end of the third year of the term of this Agreement, subject to shareholder approval at that 1998 Annual Meeting of a proposal to expand the existing number of shares available for option grants.